Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
973-361-1546	EnteroMedics Inc.
eliza@argotpartners.com	651-789-2860
glea@enteromedics.com

EnteroMedics Announces 1-for-15 Reverse Split

Shareholders Approve Reverse Split, Increase in Shares Authorized for Issuance and

Issuance of Shares Underlying Convertible Notes

ST. PAUL, Minnesota, December 23, 2015 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced shareholder approval for three proposals: (1) an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation to effect a reverse split of its issued and outstanding shares of common stock; (2) an increase in the number of shares of common stock authorized for issuance effective after the reverse stock split; and (3) the issuance of shares of the Company’s common stock underlying convertible notes and warrants issued by EnteroMedics pursuant to the terms of a securities purchase agreement dated November 4, 2015.

With shareholder approval, the EnteroMedics Board of Directors has authorized a 1-for-15 reverse stock split of the Company’s common stock, which will be effective for trading purposes as of the commencement of trading on January 7, 2016. As of that date, each 15 shares of issued and outstanding common stock and equivalents will be converted into 1 share of common stock. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole share and any fractional shares of common stock issuable pursuant to stock options or warrants will be rounded down to the nearest whole share. EnteroMedics stockholders will receive instructions from its transfer agent, Wells Fargo Bank National Association, as to procedures for exchanging existing stock certificates for new certificates or book-entry shares.

Under the terms of the November 4 securities purchase agreement, the Company will issue to five institutional investors $25.0 million of Senior Amortizing Convertible Notes (the “Notes”) and warrants (“Warrants”). $1.5 million of the Notes and Warrants were issued at the initial closing, with the balance to be issued in two tranches of $11.0 million and $12.5 million. The second closing will occur after the implementation of the reverse stock split, and the third closing will occur 45 days after the second closing. The Company currently intends to use the net proceeds from this offering to continue its commercialization efforts for the vBloc® Neurometabolic Therapy, for clinical and product development activities and for other working capital and general corporate purposes.

Dan W. Gladney, President and Chief Executive Officer of EnteroMedics, stated, “Shareholder approval of these proposals gives us the tools to execute the financial strategy underlying our commercial strategy for vBloc Therapy. We continue to execute on a number of initiatives for providing patient access to this groundbreaking new treatment for obesity, including public and private payer reimbursement. This process, while time consuming, is a cornerstone of our product launch strategy, and we now have the financial resources in place to reach a number of important commercial goals.”

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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